AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1998
                                                      Registration No. 333-44183
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------


                                BB&T CORPORATION
             (Exact name of registrant as specified in its charter)

           NORTH CAROLINA                                   6060                                     56-0939887
    (State or other jurisdiction                (Primary Standard Industrial                      (I.R.S. Employer
  of incorporation or organization)              Classification Code Number)                   Identification Number)

                             200 WEST SECOND STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (910) 733-2000
               (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                             JERONE C. HERRING, ESQ.
                        200 WEST SECOND STREET, 3RD FLOOR
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (910) 733-2180
            (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                DOUGLAS A. MAYS                                HUGH T. WILKINSON                            MITCHELL KLEINMAN
     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.                  BROWN & WOOD LLP
          3300 ONE FIRST UNION CENTER                        734 15TH STREET, N.W.                       ONE WORLD TRADE CENTER
            301 SOUTH COLLEGE STREET                               12TH FLOOR                           NEW YORK, NEW YORK 10048
        CHARLOTTE, NORTH CAROLINA 28202                      WASHINGTON, D.C. 20005

                      ------------------------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

This Post-Effective Amendment No. 1 relates to the public reoffering of shares of the Registrant's Common Stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating thereto.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

The following pages are being filed as a post-effective amendment to the Registration Statement on Form S-4 in accordance with Undertakings C and D included in Item 22 of the Registration Statement as originally filed on January 13, 1998. These pages will be delivered in the form of a "wrap around" to the Proxy Statement/Prospectus dated January 12, 1998, in connection with sales of shares of "Common Stock" (as defined on the cover page being filed herewith) which may be sold from time to time by Keefe, Bruyette & Woods, Inc.

PROSPECTUS SUPPLEMENT
 (To Proxy Statement/Prospectus dated January 12, 1998)


                                 116,000 SHARES
                                BB&T Corporation
                                  Common Stock

     All of the 116,000 shares of common stock, par value $5.00 per share ("Common Stock") of BB&T Corporation ("BB&T") are being sold by Keefe, Bruyette & Woods, Inc. ("KBW"). The shares of Common Stock are being acquired by KBW in exchange for 200,000 shares ("Life Shares") of common stock, $.01 par value per share of Life Bancorp. Inc. ("Life"). Pursuant to the terms of an Agreement and Plan of Reorganization dated October 29, 1997 (the "Reorganization Agreement") by and between Life, BB&T and BB&T Financial Corporation of Virginia ("BB&T Financial-VA") Life is being merged (the "Merger") with and into BB&T Financial-VA, with BB&T Financial-VA being the surviving corporation with each share of common stock of Life being exchanged for 0.58 shares of Common Stock. The Life Shares were acquired by KBW prior to the completion of the Merger in order to facilitate the Merger being accounted for as a pooling-of-interests transaction, which accounting treatment is a condition to the closing of the Merger. As of the date of sale of the Life Shares to KBW all other conditions to the completion of the Merger have been satisfied.

     Sales of the Common Stock to be made pursuant to this Prospectus are expected to be made through ordinary brokerage transactions on the New York Stock Exchange ("NYSE") or any other national securities exchange on which the shares of Common Stock may trade, at a price available at the time of sale. If KBW elects to offer or sell shares of Common Stock pursuant to any of the other methods described under "Plan of Distribution," this Prospectus will be amended or supplemented to provide the details of such an offering. KBW may be deemed to be an "underwriter" as that term is construed within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any profit on the sale of the shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. BB&T has agreed to indemnify KBW against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     BB&T is not receiving any of the proceeds from the sale of the Common Stock. All expenses of registration are being borne by BB&T, but any brokerage commissions and other expenses of KBW, other than expenses of its counsel which are subject to reimbursement by BB&T, shall be borne by KBW.

     BB&T Common Stock is listed on the NYSE under the trading symbol "BBK." On February 17, 1998, the last reported sale price of the Common Stock as reported on the NYSE was $62.75.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF BB&T COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
          ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK OR NON-
           BANK SUBSIDIARY OF BB&T AND ARE NOT INSURED BY THE FEDERAL
                   DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                               GOVERNMENT AGENCY.

                          KEEFE, BRUYETTE & WOODS, INC.

           The date of this Prospectus Supplement is February 17, 1998

     This Prospectus Supplement dated February 17, 1998 supplements, and is being delivered with, the Proxy Statement/Prospectus dated January 12, 1998 relating to the proposed merger of Life and BB&T Financial-VA, a wholly owned subsidiary of BB&T. The Prospectus Supplement is being used in connection with certain sales of shares of BB&T Common Stock by KBW, as described in this Prospectus Supplement.


                            REASONS FOR THE OFFERING

     Consummation of the Merger is conditioned upon, among other things, the receipt by BB&T of a letter from its independent auditor to the effect that the Merger qualifies under generally accepted accounting principles ("GAAP") for pooling-of-interests accounting treatment if consummated in accordance with the terms of the Reorganization Agreement. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Life and BB&T will be combined at the effective date of the Merger and carried at their previously recorded amounts and the stockholders' equity accounts of Life and BB&T will be combined on BB&T's consolidated balance sheet. Income and other financial statements of BB&T issued after the consummation of the Merger will be restated retroactively to reflect the consolidated operation of Life and BB&T as if the Merger had taken place prior to the periods covered by such financial statements.

     Under GAAP, among the conditions for qualification for pooling of interests accounting treatment is that voting stock of the acquiring company be exchanged for "substantially all" of the voting common stock of the acquired company. "Substantially all" is defined to mean at least 90% of voting common shares outstanding at the date the plan of combination is consummated. In calculating the 90% test, shares that are deemed to be "tainted" due to reacquisition, intercorporate investments and cash paid in lieu of fractional shares are among the items that must be considered to determine if the condition is met. To the extent that any shares of Life common stock have been reacquired within two years prior to initiation of the Merger, such shares must have been acquired for certain specific purposes unrelated to the business combination or they will be considered to be tainted shares. To the extent that shares have been reacquired for other than such specified purposes, such reacquired shares may be reissued in an offering prior to the consummation of the Merger to "cure" the taint on such shares. During the two year period prior to the initiation of the Merger, Life reacquired 1,063,785 shares. As a result of the above, Life sold 200,000 shares of common stock to KBW prior to this Offering in order to remove the taint on such shares and to qualify the Merger for pooling-of-interests accounting treatment.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby by KBW are to be sold, in one or more transactions, in whole or in part, pursuant to any of the methods listed herein. Sales may be made in ordinary brokerage transactions on the NYSE or other national securities exchange on which shares of Common Stock trade or may trade in the future, at the price then prevailing at the time of sale. The commissions payable as a result of such sales will be regular commissions of brokers for effecting such sales. Alternatively, KBW may elect from time to time to offer their shares in (i) privately negotiated transactions directly with purchasers or (ii) through underwriters, dealers or agents, who may acquire shares as principal (which persons may resell the shares) or who may receive compensation in the form of underwriting discounts, commissions or commissions from KBW and/or the purchasers for whom they may act as agent (collectively, "Alternative Methods"). Unless otherwise disclosed in a prospectus supplement or amendment, any sale pursuant to the Alternative Method described in clause (i) of the preceding sentence shall be negotiated directly between KBW and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

     Any offer or sale pursuant to an Alternative Method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from KBW to BB&T that KBW has elected to use an Alternative Method, BB&T will prepare a prospectus supplement or amendment to the Prospectus which will set forth information with respect to the offering utilizing such Alternate Method.

     KBW and any underwriter, broker, dealer or other agent that participates in the distribution of the shares of Common Stock may be deemed to be "underwriters," as that term is construed within the meaning of the Securities Act, in which event any profit on the sale of the shares by them and any discounts and commissions received by any such underwriter, broker, dealer or other agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to a letter agreement, BB&T has agreed to indemnify KBW against certain liabilities, including liabilities under the Securities Act. Under the terms of such agreement all expenses of registration are being borne by BB&T, but any brokerage commissions and other expenses of KBW, other than expenses of its counsel which are subject to reimbursement by BB&T, shall be borne by KBW.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are filed as exhibits to this registration statement on Form S-4:


Exhibit No.             Description
------------------      --------------------------------------------------------
       23(e)            Consent of Arthur Andersen LLP
       23(f)            Consent of Edmondson, LedBetter & Ballard, L.L.P.

     (b) Financial statement schedules: Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post- Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on February 18, 1998.

                                BB&T CORPORATION

                                By:     /s/ Jerone C. Herring
                                        --------------------------------------
                                Name:   Jerone C. Herring
                                Title:  Executive Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 18, 1998.

         /s/ John A. Allison IV*                 /s/ Scott E. Reed*
         -----------------------                 ------------------
Name:    John A. Allison IV              Name:   Scott E. Reed
Title:   Chairman of the Board and       Title:  Senior Executive Vice President
         Chief Executive Officer                 and Chief Financial Officer
         (principal executive officer)           (principal financial officer)


         /s/ Sherry A. Kellett*                  /s/ Paul B. Barringer*
         ----------------------                  ----------------------
Name:    Sherry A. Kellett               Name:   Paul B. Barringer
Title:   Executive Vice President        Title:  Director
         and Controller
         (principal accounting officer)


         /s/ Alfred E. Cleveland*                /s/ W. R. Cuthbertson, Jr.*
         ------------------------                ---------------------------
Name:    Alfred E. Cleveland             Name:   W. R. Cuthbertson, Jr.
Title:   Director                        Title:  Director


         /s/ Ronald E. Deal*                     /s/ A. J. Dooley, Sr.*
         -------------------                     ----------------------
Name:    Ronald E. Deal                  Name:   A. J. Dooley, Sr.
Title:   Director                        Title:  Director


         /s/ Tom D. Efird*                       /s/ Paul s. Goldsmith*
         -----------------                       ----------------------
Name:    Tom D. Efird                    Name:   Paul S. Goldsmith
Title:   Director                        Title:  Director


         /s/ L. Vincent Hackley*                 /s/ Ernest F. Hardee*
         -----------------------                 ---------------------
Name:    L. Vincent Hackley              Name:   Ernest F. Hardee
Title:   Director                        Title:  Director

         /s/ Jane P. Helm*                       /s/ Richard Janeway, M.D.*
         -----------------                       --------------------------
Name:    Jane P. Helm                    Name:   Richard Janeway, M.D.
Title:   Director                        Title:  Director


         /s/ J. Ernest Lathem, M.D.*             /s/ James H. Maynard*
         ---------------------------             ---------------------
Name:    J. Ernest Lathem, M.D.          Name:   James H. Maynard
Title:   Director                        Title:  Director


         /s/ Joseph A. McAleer, Jr.*             /s/ Albert O. McCauley*
         ---------------------------             -----------------------
Name:    Joseph A. McAleer, Jr.          Name:   Albert O. McCauley
Title:   Director                        Title:  Director


         /s/ L. Glenn Orr, Jr.*                  /s/ Richard L. Player, Jr.*
         ----------------------                  ---------------------------
Name:    L. Glenn Orr, Jr.               Name:   Richard L. Player, Jr.
Title:   Director                        Title:  Director


         /s/ C. Edward Pleasants, Jr.*           /s/ Nido R. Qubein*
         -----------------------------           -------------------
Name:    C. Edward Pleasants, Jr.        Name:   Nido R. Qubein
Title:   Director                        Title:  Director


         /s/ E. Rhone Sasser*                    /s/ Jack E. Shaw*
         --------------------                    -----------------
Name:    E. Rhone Sasser                 Name:   Jack E. Shaw
Title:   Director                        Title:  Director


         /s/ Harold B. Wells*
         --------------------
Name:    Harold B. Wells
Title:   Director



*By:     /s/ Jerone C. Herring
         ---------------------
         Jerone C. Herring
         Attorney-in-Fact